EXHIBIT 18
                          ARTHUR
                         ANDERSEN

February 8, 1999
                                   Arthur Andersen LLP
                                   Champion Plaza 400
                                   Atlantic Street
Trigen Energy Corporation               PO Box 120021
One Water Street                   Stamford CT 06912-0021
White Plains, New York 10601       Writer's Direct Dial
                                   [203] 353 3400

RE: Form 10-K Report for the year ended December 31,1998

Dear Sirs:

This letter is written to meet the requirements of Regulation S-K calling for a letter from a registrant's independent accountants whenever there has been a change in accounting principle or practice.

As of January 1,1999, the Trigen Energy Corporation (the "Company") changed from the average costing method of accounting for certain operating costs to the actual costing method. According to the management of the Company, this change was made to better reflect the results of its operations and conforms to internal and external reporting of such results.

A complete coordinated set of financial and reporting standards for determining the preferability of accounting principles among acceptable alternative principles has not been established by the accounting profession. Thus, we cannot make an objective determination of whether the change in accounting described in the preceding paragraph is to a preferable method. However, we have reviewed the pertinent factors, including those related to financial reporting, in this particular case on a subjective basis, and our opinion stated below is based on our determination made in this manner.

We are of the opinion that the Company's change in method of accounting is to an acceptable alternative method of accounting, which, based upon the reasons stated for the change and our discussions with you, is also preferable under the circumstances in this particular case. In arriving at this opinion, we have relied on the business judgment and business planning of your management.

Very truly yours,

/s/ Arthur Andersen LLP

ARTHUR ANDERSEN LLP
JB